EXHIBIT 10.5

$100,000,000 Revolving Loan
$106,250,000 Term Loan
CREDIT AGREEMENT
dated as of
March 25, 2010
Among
ION GEOPHYSICAL CORPORATION,
ION INTERNATIONAL S.À R.L.
The Guarantors Party Hereto,
The Lenders Party Hereto,
and
CHINA MERCHANTS BANK CO., LTD.,
NEW YORK BRANCH

EXHIBITS
Exhibit 1.01A — Form of Assignment and Assumption
Exhibit 1.01C — Form of Joinder Agreement
Exhibit 2.03 — Form of Borrowing Request
Exhibit 2.06 — Form of Interest Election Request
Exhibit 2.08(g)— Form of Promissory Note
SCHEDULES
Schedule 1.01A – Existing Letters of Credit
Schedule 1.01B – Permitted Liens
Schedule 2.01 – Commitments
Schedule 3.01 – Organization
Schedule 3.03 – No Violations
Schedule 3.05 – No Undisclosed Liabilities
Schedule 3.06 – Litigation
Schedule 3.07 – Compliance with Law
Schedule 3.10 – Intellectual Property
Schedule 3.12 – Environmental Compliance
Schedule 3.15 – Insurance
Schedule 3.19 – Subsidiaries
Schedule 4.01(m) – Payoffs to Other Lenders
Schedule 5.16 – Post Closing Covenants
Schedule 6.01 – Existing Indebtedness
Schedule 6.05 – Permitted Investments
Schedule 6.08 – Affiliate Transactions
Schedule 6.09 – Restrictive Agreements
Schedule 6.12 – Sales and Leasebacks

          CREDIT AGREEMENT (this “Agreement”) dated as of March 25, 2010 (the “Effective Date”), among ION GEOPHYSICAL CORPORATION, a Delaware corporation (the “Domestic Borrower”), ION INTERNATIONAL S.À R.L., a Luxembourg private limited company (société à responsabilité limitée), having its registered office at 65 Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, with a share capital of EUR 2,314,200 , and registered with the Luxembourg Register of Commerce and Companies under the number B-135.679 (the “Foreign Borrower” and together with the Domestic Borrower, the “Borrowers”) the Guarantors party hereto, the Lenders party hereto, and CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH (“CMB”), as Administrative Agent.
PRELIMINARY STATEMENT:
          WHEREAS, the parties hereto wish to enter into an Agreement, pursuant to which the Lenders will commit to make (i) revolving credit loans up to an initial principal amount of $100,000,000, and participate in Letters of Credit from time to time, and (ii) to make a term loan of $106,250,000, all in accordance with the terms of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrowers, Guarantors, the Administrative Agent, and the Lenders agree as follows:
ARTICLE I
Definitions
     SECTION 1.01 Defined Terms . As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar and Alternative Currency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the applicable LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means China Merchants Bank Co., Ltd., New York Branch.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” has the meaning set forth in the introductory paragraph hereof.
[Signature page to Credit Agreement]

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
          “Alternative Currency” means with respect to any Loan or Letter of Credit, Euros, Pounds Sterling or Canadian Dollars.
          “Alternative Currency Borrowing” means a Borrowing comprised of one or more Alternative Currency Loans or an Alternative Currency Letter of Credit.
          “Alternative Currency Letter of Credit” means a Letter of Credit requested in an Alternative Currency.
          “Alternative Currency Loan” means a Loan requested in an Alternative Currency with respect to which a Borrower shall have elected an interest rate based on the LIBO Rate.
          “Applicable Margin” means, on any day, for any ABR Loan, 2.5% per annum, and for any Eurodollar Loan, 3.5% per annum, provided, upon a dissolution of the Joint Venture, the Applicable Margin for both Types of Loans shall increase immediately by 2% per annum.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments.
          “Approved Fund” has the meaning assigned to such term in Section 10.04.
          “Asset Sale” means the sale, transfer, lease or disposition by a Borrower or any of its respective Subsidiaries to any Person other than a Borrower or any of its respective Subsidiaries of (i) any of the Equity Interests in the Foreign Borrower or in any of the Domestic Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of a Borrower or any of its respective Subsidiaries, or (iii) any other assets (whether tangible or intangible) of a Borrower or any of its respective Subsidiaries (including, without limitation, any accounts receivable but excluding (a) inventory sold in the ordinary course of business, (b) Permitted Investments, (c) Margin Stock and (d) obsolete, worn out or surplus equipment).
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.01A or any other form approved by the Administrative Agent.

          “Availability Period” means (i) in regard to the Revolving Loans, the period from and including the Effective Date of the Credit Agreement to but excluding the earlier of the Maturity Date and the date of termination of all of the Revolving Loan Commitments as set forth herein and (ii) in regard to the Term Loan, the period from and including the Effective Date to and including the date that is three (3) Business Days subsequent to the Effective Date.
          “BGP” means BGP Inc., China National Petroleum Corporation, a company organized under the laws of the People’s Republic of China.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowers” means the Domestic Borrower and the Foreign Borrower.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of any Loan to which the LIBO Rate is applicable (other than an ABR Loan to which clause (c) of the definition of “Alternate Base Rate” is applicable), as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by either Borrower for a Revolving Loan Borrowing or a request by the Domestic Borrower for a Term Loan, in each case, in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, Houston, Texas or Beijing, People’s Republic of China are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits or Alternative Currencies in the London interbank market (and if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day).
          “Canadian Dollars” refers to lawful money of Canada.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

          “Change of Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Domestic Borrower representing more than 35% of the aggregate voting power in elections for directors of the Domestic Borrower on a fully diluted basis; or (b) a majority of the members of the board of directors of the Domestic Borrower shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all of the property of any Obligor described in any of the Security Documents.
          “Commission” means the Securities and Exchange Commission as constituted under the Securities Exchange Act of 1934, or, if at any time such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
          “Commitment Fee Rate” means 0.75% per annum, provided, upon a dissolution of the Joint Venture, the Commitment shall increase immediately by 0.25% to a total of 1.00% % per annum.
          “Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(b).
          “Consolidated Capital Expenditures” means, for any period, the expenditures for additions to property, plant and equipment and other capital expenditures for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Domestic Borrower and its Subsidiaries for such period.
          “Consolidated Capital Lease Obligations” means, for any period, the Capital Lease Obligations for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Domestic Borrower and its Subsidiaries for such period.
          “Consolidated EBITDA” means, for any period and for any Person, Consolidated Net Income of such Person for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges, provided that EBITDA in respect of any Obligor shall not include EBITDA of the Joint Venture except to the extent the Joint Venture has positive EBITDA and only to the extent cash is actually distributed by the Joint Venture to said Obligor. The Consolidated EBITDA of any Person acquired subsequent to the Effective Date shall be, as of the date of acquisition, without duplication, said Person’s Consolidated EBITDA calculated for the most recently completed twelve month period ended prior to such acquisition and, thereafter, its Consolidated EBITDA calculated on a rolling four quarter basis.
          “Consolidated Indebtedness” means, for any period, the consolidated Indebtedness of the Domestic Borrower and its Subsidiaries determined on a consolidated basis for such period.
          “Consolidated Interest Expense” means, for any period, the sum of aggregate interest expense of the Domestic Borrower and its Subsidiaries determined on a consolidated basis for such period.
          “Consolidated Net Income” means, for any period and for any Person, the net income of such Person and its subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary gains or losses.
          “Control” means the power, direct or indirect, to vote 35% or more of the voting power for the election of directors (or the individuals performing similar functions) of such Person.
          “Convertible Preferred Stock” means (i) the Existing Convertible Preferred Stock and (ii) any other capital stock of the Domestic Borrower, in each case, issued by the Domestic Borrower in one or more transactions after the Effective Date that are mandatorily convertible on a stated date into a fixed number of the Domestic Borrower’s common shares and not otherwise convertible.
          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Default Rate” means (a) with respect to the Loans, the rate otherwise applicable to such Loans plus 2% per annum, and (b) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2% per annum.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Borrower” has the meaning given in the preamble hereto.
          “Domestic Guarantors” means (i) ION Exploration Products (U.S.A.) Inc., a Delaware corporation, (ii) I/O Marine Systems Inc., a Louisiana corporation, (iii) GX Technology Corporation, a Texas corporation and (iv) each of the Domestic Borrower’s existing and subsequently acquired or organized Material Domestic Subsidiaries.
          “Domestic Lenders” means, collectively, the Domestic Revolving Lenders and the Term Loan Lenders.
          “Domestic Loans” means collectively, the Domestic Revolving Loans and the Term Loans.

          “Domestic Revolving Lender” means a Lender that makes a Domestic Revolving Loan to the Domestic Borrower.
          “Domestic Revolving Loans” means a Loan made to the Domestic Borrower pursuant to Section 2.01(b).
          “Domestic Security Agreement” means a Security and Pledge Agreement securing the Domestic Loans and guarantees thereof.
          “Domestic Subsidiary” means a Subsidiary organized or formed under the laws of the United States of America or any state, jurisdiction or territory thereof.
          “Dutch Guarantor” means a Guarantor that is incorporated in The Netherlands.
          “Effective Date” has the meaning given in the preamble hereto.
          “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
          “Environmental Laws” means all Laws, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or, to the knowledge of Borrowers, threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Equivalent Amount” means, on any day, with respect to any Alternative Currency, the amount of an Alternative Currency into which an amount of Dollars may be converted based on the rate at which Dollars may be exchanged into such Alternative Currency, or the amount of Dollars into which an Alternative Currency may be converted based on the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, Eastern time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Equivalent Amount with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Equivalent Amount shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange on the Administrative Agent for such Alternative Currency on the London market at 12:00 noon, Eastern time, on such date for the purchase of Dollars with such Alternative Currency or the purchase of such Alternative Currency with Dollars, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Domestic Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Domestic Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Domestic Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Domestic Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Domestic Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Domestic Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Euro”, “Euros” and “€” mean the currency of the participating member states of the EMU.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (other than an ABR Loan to which clause (c) of the definition of “Alternate Base Rate” is applicable).
          “Event of Default” has the meaning assigned to such term in Section 7.01.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income, however denominated, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located.
          “Existing Convertible Preferred Stock” means those certain (i) Series D-1 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-1 Cumulative Convertible Preferred Stock dated February 16, 2005, (ii) Series D-2 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-2 Cumulative Convertible Preferred Stock dated December 6, 2007, (iii) Series D-3 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-3 Cumulative Convertible Preferred Stock dated effective as of February 21, 2008 and (iv) shares issued in accordance with the terms of Section 1(c) of that certain Agreement dated as of February 15, 2005 between the Domestic Borrower and Fletcher International, Ltd.
          “Existing Letters of Credit” means those certain letters of credit described on Schedule 1.01A.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” with respect to a Borrower, means the chief financial officer, principal accounting officer, treasurer or controller of such Borrower, or any authorized signatory of such Borrower.
          “Fixed Charge Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDA less the sum of: (A) cash income tax expense, (B) non-financed Consolidated Capital Expenditures and (C) capitalized research and development costs; to (ii) the sum of (A) scheduled payments of (x) lease payments and (y) payments of principal Indebtedness, (B) Consolidated Interest Expense actually paid and (C) dividends paid in cash, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements required to be delivered under Section 5.01(a) are available.
          “Foreign Borrower” has the meaning given in the preamble hereto.

          “Foreign Guarantors” means (i) the Domestic Borrower, (ii) the Domestic Guarantors, (iii) Concept Systems Limited, a private limited company incorporated under the law of Scotland, (iv) I/O Cayman Islands Ltd., an exempted company incorporated in the Cayman Islands, (v) ION International Holdings L.P., a Bermuda limited partnership, (vi) Sensor Nederland B.V., a private company incorporated under the laws of The Netherlands, and (vii) each of the Foreign Borrower’s existing and subsequently acquired or organized wholly owned Material Foreign Subsidiaries.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Domestic Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Revolving Lender” means a Lender that makes a Foreign Revolving Loan to the Foreign Borrower.
          “Foreign Revolving Loans” means a Loan made to the Foreign Borrower pursuant to Section 2.01(c).
          “Foreign Security Agreement” means (i) the Security and Pledge Agreement securing the Foreign Revolving Loans and the guarantees thereof and (ii) any other agreement or contract under the law of any foreign jurisdiction necessary or desirable to subject the assets of a Material Foreign Subsidiary or the Foreign Borrower to a valid, perfected security interest in any property as collateral for the Obligations owing by the Foreign Borrower and each of the Foreign Guarantors in form and substance satisfactory to the Administrative Agent.
          “Foreign Subsidiary” means any Subsidiary of the Domestic Borrower that is not organized or incorporated in the United States or any State or territory thereof.
          “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
          “Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.
          “Guarantors” means, as applicable, the Domestic Guarantors and/or the Foreign Guarantors.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits from customers of Borrower or its Subsidiaries in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) any other items required to be listed as a liability under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs, provided that Intangible Assets shall expressly exclude the multi-client data library.
          “Intellectual Property” has the meaning given in Section 3.10.
          “Interest Election Request” means a request by either Borrower to convert or continue a Borrowing in accordance with Section 2.06 and substantially in the form attached hereto as Exhibit 2.06 or such other form reasonably acceptable to the Administrative Agent.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing and any Alternative Currency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and if available to all Lenders, in their sole discretion, nine or twelve months, as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower or any of their Subsidiaries of, or of a beneficial interest in, any Equity Interests of any other Person (including any Subsidiary of a Borrower) and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Borrower or any of their Subsidiaries to any other Person (other than, in the case of a Borrower, to a Subsidiary or, in the case of a Subsidiary, to a Borrower or another such Subsidiary). The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          “ION/ICON Guaranty” means that certain Guaranty dated as of June 29, 2009, made by the Domestic Borrower in favor of ICON ION LLC, a Delaware limited liability company, as amended from time to time.
          “ISP 98” shall have the meaning set forth in Section 10.09.
          “Issuing Lender” means a Lender, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 1.01C or such other form as the Administrative Agent shall approve executed by any new Material Domestic Subsidiary making such Subsidiary a Guarantor.
          “Joint Venture” means INOVA Geophysical Equipment Limited (“INOVA”), a limited liability company organized under the laws of the People’s Republic of China and formed as a Chinese joint venture between the Domestic Borrower and BGP, formed or to be formed pursuant to a joint venture agreement between said parties, and until such time as the Domestic Borrower and BGP contribute their respective equity interests therein to INOVA, any other Person formed by BGP (directly or indirectly) into which BGP shall have contributed assets for the purpose of consummating the Joint Venture Transaction.
          “Joint Venture Transaction” means the formation of the Joint Venture and the contribution of certain assets to the Joint Venture by the joint venturers.
          “Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.
          “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower or converted into a Revolving Loan pursuant to Section 2.04(e) at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lender Swap Agreement” means any Swap Agreement between or among either Borrower or one or more of their respective Subsidiaries and any Lender or any Affiliate of any Lender, in each case, entered into in compliance with Section 6.06.
          “Lenders” means the Persons listed on Schedule 2.01 as Lenders, any other Person that shall become a Lender hereto pursuant to a New Lender Agreement and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          “Letter of Credit” means any letter of credit issued pursuant to this Agreement. Letters of Credit may be issued in Dollars or in an Alternative Currency.
          “Leverage Ratio” means, at any date, for the Domestic Borrower and its Subsidiaries, the ratio of (i) Total Funded Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which the financial statements required to be delivered under Section 5.01(a) are available.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 and, in the case of any Alternative Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 12:00 noon, Eastern time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 12:00 noon, Eastern time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents and any other agreements and documents executed and delivered in connection with this Agreement, provided, the finance guaranty (stand-by letter of credit) and all documents executed by BGP or the Joint Venture in favor of China Merchants Bank Co., Ltd. as credit support for the Loans or in connection with the issuance of said finance guaranty (standby letter of credit), including, without limitation, any guaranty agreements, letter of credit application forms, comfort letters , tri party agreements or bilateral agreements regarding said documents or any of the Loan Documents shall not themselves be considered Loan Documents hereunder.

          “Loans” means all Revolving Loans and Term Loans made by the Lenders to a Borrower pursuant to this Agreement, and a Loan shall mean either a Revolving Loan or a Term Loan.
          “Luxembourg Guarantor” means any Foreign Guarantor incorporated or having its registered office in Luxembourg.
          “Margin Stock” shall have the meaning given to such term in Board Regulation U.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of any of the Obligors to perform its obligations under the Loan Documents to which such Obligor is a party, (iii) the validity or enforceability of any of the Loan Documents, or (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
          “Material Contract” means any contract or agreement, written or oral, to which a Borrower or any of its Subsidiaries is a party (other than the Loan Documents) that is listed as a “Material Contract” in the most recently filed Annual Report of the Domestic Borrower on Form 10-K, or in any Quarterly Report of the Domestic Borrower on Form 10-Q or Current Report of the Domestic Borrower on Form 8-K filed thereafter (each as may be amended) until the Form 10-K for the immediately succeeding fiscal year is filed.
          “Material Domestic Subsidiary” means an operating Subsidiary of the Domestic Borrower that (i) is a Domestic Subsidiary and (ii) holds assets (other than Equity Interests in any other Subsidiary of the Domestic Borrower) having a book value of $50,000,000 or more.
          “Material Foreign Subsidiary” means any operating Subsidiary of the Domestic Borrower (other than the Foreign Borrower) that (i) is a Foreign Subsidiary and (ii) holds assets (other than Equity Interests in any other Subsidiary of the Domestic Borrower) having a book value of $50,000,000 or more.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and its respective Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means the first to occur of: (a) March 24, 2015, or (b) the first Business Day that is eighteen (18) months after the earlier of (i) the dissolution of the Joint Venture or (ii) a determination by the Administrative Agent, made in good faith based on the facts known at the time that the Joint Venture or BGP is unable to perform its obligations under its guaranty of the Loans with the Administrative Agent.

          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Worth” means, as of any applicable date, for the Domestic Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Shareholders’ Equity of the Domestic Borrower and its Subsidiaries and (ii) outstanding Convertible Preferred Stock, in each case, as of the last day of the fiscal quarter most recently ended on or prior to such date of determination for which financial statements required to be delivered under Section 5.01(a) are available; provided that if the Convertible Preferred Stock ever accounts for more than fifty percent (50%) of the aggregate Net Worth, any such excess over fifty percent (50%) shall not be considered in calculating Net Worth.
          “Note” has the meaning set forth in Section 2.08(h).
          “Obligations” means all of the duties, obligations and liabilities of any kind of any Borrower and each Guarantor hereunder or under any of the Loan Documents.
          “Obligors” means the Borrowers and each Guarantor.
          “Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the other Loan Documents.
          “Participant” has the meaning set forth in Section 10.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Petition Date” has the meaning set forth in Section 9.02.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from Standard & Poor’s Rating Service and P-1 from Moody’s Investor’s Service, Inc.;

          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or any Lender;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $500,000,000;
          (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three (3) years after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;
          (g) any interest bearing account at, or certificate of deposit maturing not more than three (3) years after such time issued by, a U.S. savings and loan association which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $500,000,000;
          (h) any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in U.S. Dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $500,000,000 or (iii) by any Lender;
          (i) any evidence of Indebtedness (including variable rate demand notes), maturing not more than three (3) years after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A-” or better by S&P or rated “A3” or better by Moody’s;
          (j) any preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A-” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that the Domestic Borrower’s aggregate ownership interest of all of the Obligors does not exceed (and is not convertible into shares which exceed) 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between or among one or more Obligors and such issuer);
          (k) any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (a) through (j), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows: such mutual funds shall, in each case, have a rating of “A-” or better from S&P or a rating of “A3” from Moody’s or a rating satisfactory to the Administrative Agent from another recognized rating agency satisfactory to the Administrative Agent, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (e), (f), (g), (h), (i) or (j) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (j) or (k) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and
          (l) with respect to the Foreign Borrower or its Subsidiaries only, any Investments outside of the United States that are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (a) through (k) of this definition.
          “Permitted Liens” means:
          (a) Liens in favor of the Administrative Agent or the Lenders created by the Security Documents;
          (b) any Lien on any property or asset of the Borrowers or any Subsidiary existing on the date hereof and identified on Schedule 1.01B hereto;
          (c) Liens that secure Indebtedness permitted by clause (c) of Section 6.01;
          (d) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
          (e) Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (f) Statutory Liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

          (g) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security Laws or regulations and by other similar Laws;
          (h) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds, return-of-money-bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (i) easements, zoning restrictions, rights-of-way, licenses, restrictions on the use of property or other minor imperfections in title and similar encumbrances on real property and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers and their respective Subsidiaries;
          (j) leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrowers and their respective Subsidiaries;
          (k) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
          (l) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (m) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements (but not Swap Agreements) entered into in the ordinary course of business of the Borrowers and their respective Subsidiaries;
          (n) licenses of patents, trademarks and other intellectual property rights granted by any Borrower or any of their Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrowers and their respective Subsidiaries;
          (o) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
          (p) any obligations or duties affecting any of the property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
          (q) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
          (r) Liens on cash collateral or Permitted Investments for the Existing Letters of Credit and Letters of Credit permitted under Section 6.01(g), not to exceed 105% of the face amount thereof;

          (s) Liens reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;
          (t) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of any Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
          (u) any Liens on capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (i) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property of any Borrower or any of their Subsidiaries;
          (v) any Liens created pursuant to any Swap Agreement (i) with any Lender or any Affiliate of such Lender, or (ii) with any other Person, provided that the aggregate book value of the assets encumbered by all Liens permitted by this clause (v)(ii) shall not exceed $10,000,000 in the aggregate at any one time outstanding;
          (w) liens to secure Capital Lease Obligations permitted under Section 6.01(f); provided that such Liens attach only to the Property that is the subject of such Capital Lease Obligation;
          (x) any Liens securing permitted purchase money indebtedness; and
          (y) any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not secure any additional Indebtedness (other than any refinancing thereof) or encumber any additional property (other than a substitution of like property).
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by China Merchants Bank, Co., Ltd., New York Branch, as its prime rate in effect at its principal office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Prior Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 3, 2008, among the Borrowers, as borrowers, HSBC Bank USA, N.A., as administrative agent, and the other parties thereto, as amended from time to time.
          “Register” has the meaning set forth in Section 10.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Loan Commitments and, prior to the funding of the Term Loans, and, as applicable, Term Loan Commitments, or, after the funding of the Term Loans, outstanding Term Loans, representing more than 50.0% of the sum of the total Revolving Credit Exposures, unused Revolving Loan Commitments and, as applicable, Term Loan Commitments or outstanding Term Loans at such time.
          “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower, or any of their Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in any Borrower or any of its Subsidiaries.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
          “Revolving Lender” means a Lender making Revolving Loans hereunder.
          “Revolving Loan” means a Loan made pursuant to any of Sections 2.01(a)-(c).
          “Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 or (c) otherwise modified in accordance with this Agreement. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is as of the Effective Date $100,000,000 or an Equivalent Amount computed in an Alternative Currency.
          “S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.
          “Security Agreements” shall mean collectively, the Domestic Security Agreement and the Foreign Security Agreement.
          “Security Documents” means the Security Agreements, the Guarantees, each Joinder Agreement, and each other security document or pledge agreement delivered in accordance with this Agreement to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreements or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
          “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Domestic Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Domestic Borrower and its Subsidiaries for which financial statements required to be delivered under Section 5.01(a) are available, determined in accordance with GAAP.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” means unsecured Indebtedness of any Borrower and their Subsidiaries, provided such Indebtedness (a) is subordinate in payment to the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent, (b) does not have a maturity date shorter than one (1) year following the Maturity Date and (c) has terms that are no more restrictive than the terms of the Loan Documents and which provide they may not be amended in any manner less favorable to such Borrower or any of its Subsidiaries party thereto without the consent of the Administrative Agent and the Required Lenders, provided that, after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that none of the Joint Venture or any of its subsidiaries shall be a considered a direct or indirect subsidiary of a Borrower.
          “Subsidiary” means any direct or indirect subsidiary of the applicable Borrower.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or their Subsidiaries shall be a Swap Agreement.
          “Tangible Net Worth” means, as of any date of determination, for the Domestic Borrower and its Subsidiaries on a consolidated basis, Net Worth on such date of determination minus the value of Intangible Assets of the Domestic Borrower and its Subsidiaries as of the last day of the fiscal quarter most recently ended on or prior to such date of determination for which financial statements required to be delivered under Section 5.01(a) are available.
          “TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Loan” means any Loans made pursuant to Section 2.01(e) hereof.
          “Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make its Term Loan. The amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.

The initial aggregate amount of the Term Loan Lenders’ Term Loan Commitments is $106,250,000.
          “Term Loan Lender” means a Lender making a portion of the Term Loans hereunder.
          “Total Funded Debt” means all funded Consolidated Indebtedness, plus Consolidated Capital Lease Obligations and issued letters of credit net of Cash collateral posted to secure any such letters of credit; provided that, for the avoidance of doubt, the ION/ICON Guaranty shall not be included in Total Funded Debt.
          “Transactions” means the execution, delivery and performance by the Borrowers and the Guarantors of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate (other than an ABR Loan to which clause (c) of the definition of “Alternate Base Rate” is applicable) or the Alternate Base Rate.
          “UCP 600” shall have the meaning set forth in Section 10.09.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or a “Eurodollar Revolving Borrowing”).
     SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Domestic Borrower notifies the Administrative Agent that the Domestic Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Domestic Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. References to quarters and months with respect to compliance with financial covenants and financial reporting obligations of the Domestic Borrower shall be fiscal quarters and fiscal months, except where otherwise indicated.
ARTICLE II
The Credits
     SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to a Borrower from time to time during the Availability Period in an aggregate principal amount up to such Lender’s Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.
          (b) Revolving Loans may, at the option of the Domestic Borrower, be requested in an aggregate amount of not more than $75,000,000 or an Equivalent Amount in an Alternative Currency calculated as of the date such Loans are requested (each a “Domestic Revolving Loan”).
          (c) Revolving Loans may, at the option of the Foreign Borrower, be requested in an aggregate amount of not more than $60,000,000 or an Equivalent Amount in an Alternative Currency calculated as of the date such Loans are requested (each a “Foreign Revolving Loan”).
          (d) Notwithstanding the foregoing clauses (b) and (c), the aggregate principal amount of all Foreign Revolving Loans and all Domestic Revolving Loans, including the total LC Exposure at any time outstanding, shall not exceed the total of all of the Revolving Lenders’ Revolving Loan Commitments.
          (e) Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a single Term Loan to the Domestic Borrower on any Business Day during the applicable Availability Period, in an aggregate principal amount of up to such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single advance made by each Term Loan Lender in Dollars and the Term Loan Commitments shall automatically expire following said advance, provided that the Domestic Borrower shall continue to be able to continue or convert Term Loan Borrowings from one Type to another at the end of any applicable Interest Period, assuming no Default has occurred and is continuing. Amounts borrowed as Term Loans and repaid or prepaid may not be reborrowed.
     SECTION 2.02 Loans and Borrowings.
          (a) Each Revolving Loan and any continuations of any Interest Periods thereunder or conversions from one Type of Borrowing to another shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.
          (b) The Term Loans and any continuations of any Interest Periods thereunder or conversions from one Type of Borrowing to another shall be made ratably by the Term Loan Lenders in accordance with their respective Term Loan Commitments. The failure of any Term Loan Lender to make its Term Loan shall not relieve any other Term Loan Lender of its obligations hereunder, provided the Term Loan Commitments of the Term Loan Lenders are several and no Term Loan Lender shall be responsible for the obligations of any other Term Loan Lender.
          (c) Subject to Section 2.12, for each Borrowing requested in Dollars the interest rate shall be based on the Alternative Base Rate or the Adjusted LIBO Rate as a Borrower may request in accordance herewith. For each Borrowing requested in an Alternative Currency the interest rate shall be based on the Adjusted LIBO Rate. Each Lender at its option may make any Eurodollar Loan or Alternative Currency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.
          (d) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, as applicable, an integral multiple of €750,000 and not less than €750,000, or an integral multiple of £500,000 and not less than £500,000). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the total Revolving Loan Commitments or that (ii) is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings.
          (e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03 Requests for Borrowings. To request a Borrowing, either Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Eastern time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing of more than $30,000,000, not later than 5 p.m., Eastern Time one (1) Business Day before the date of the proposed Borrowing, (c) in the case of an ABR Borrowing of $30,000,000 or less, not later than 12:00 noon, Eastern time, on the date of the proposed Borrowing, or (d) in the case of any Alternative Currency Borrowing, not later than 1:00 p.m., Eastern time three (3) Business Days before the Borrowing Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy, or scanned copy sent by email to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit 2.03. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
          (i) the aggregate amount of the requested Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case such Borrower shall designate an Alternative Currency;
          (iv) in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
          (v) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified for Dollar denominated Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Alternative Currency Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04 Letters of Credit.
               (a) General. Subject to the terms and conditions set forth herein, either Borrower may request the issuance of Letters of Credit in Dollars or in Alternative Currency for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower to, or entered into by such Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), either Borrower shall hand deliver or telecopy (or transmit by scanned copy sent by email, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section) the amount of such Letter of Credit, whether such Letter of Credit shall be denominated in Dollars or an Alternative Currency (and if so, which Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, such Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $35,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Loan Commitments. Upon the issuance, amendment, renewal or extension of each Letter of Credit by any Issuing Lender that is not the Administrative Agent, the Issuing Lender with respect thereto shall immediately notify the Administrative Agent of such issuance, amendment, renewal or extension thereof.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or a date of more than one year if the Issuing Lender agrees to such later date in its sole discretion and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, however, that any Letter of Credit may provide for an expiration date after the Maturity Date if, ninety (90) days prior to the Maturity Date (or simultaneously with the issuance (or, if applicable, the renewal) thereof if issued after the date that is ninety (90) days prior to the Maturity Date), such Borrower pledges to the Issuing Lender in a manner reasonably satisfactory to it, funds in an account with the Issuing Lender within the United States of America equal to 105% of the face amount of such Letter of Credit. After the Obligations are satisfied in full, any Letter of Credit with an expiration after the Maturity Date shall be considered issued solely by the Issuing Lender.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to either Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Loan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit issued for the account of a Borrower, such Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., Eastern time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 1:00 p.m., Eastern time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 1:00 p.m., Eastern time, (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 11:00 a.m., Eastern time, on the day of receipt, or (ii) on the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, and no Default has occurred and is continuing, such Borrower may, subject to the conditions to borrowing set forth herein, request, in accordance with Section 2.03, that such payment, in the case of Letters of Credit issued in Dollars, be financed with an ABR Revolving Borrowing and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower for whose account such Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower for whose account such Letter of Credit was issued shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement (i) for Letters of Credit issued in Dollars, at the rate per annum then applicable to ABR Revolving Loans and (ii) for Letters of Credit issued in Alternative Currency, the Adjusted LIBO Rate plus the Applicable Margin; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d)shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Revolving Lender to the extent of such payment.
          (i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender owed by such Borrower pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Domestic Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, or the Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph), the Domestic Borrower shall deposit in an account with the Administrative Agent within the United States of America, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash (in Dollars for any Letter of Credit issued in Dollars or in the Alternative Currency in which a Letter of Credit is issued for any Letter of Credit issued in Alternative Currencies) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of each Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of each Borrower for the LC Exposure at such time or, subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of each Borrower under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
     SECTION 2.05 Funding of Borrowings.
          (a) Each Lender shall make each Eurodollar or ABR Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and shall make each Alternative Currency Loan to be made by it hereunder on the dates thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower that requested such Loans by promptly crediting the amounts so received, in like funds, to such account or accounts of the applicable Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Lender.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, plus any customary charges paid by the Administrative Agent to its correspondent bank, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to such Borrowings. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or an Alternative Currency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy, or scanned copy sent by email to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.
          (c) Each telephonic, email, or written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or an Alternative Currency Borrowing, in which case the Borrowers shall designate an Alternative Currency; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing or an Alternative Currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing or an Alternative Currency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies such Borrower, then, so long as an Event of Default is continuing (i) no outstanding

Borrowing may be converted to or continued as a Eurodollar Borrowing or an Alternative Currency Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.07 Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Revolving Loan Commitments shall terminate on the Maturity Date.
          (b) The Revolving Loan Commitments shall automatically reduce by the amount of any payments made on the Revolving Loans pursuant to Section 2.08 (c).
          (c) The Borrowers may at any time terminate or from time to time reduce the Revolving Loan Commitments; provided that (A) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (B) the Borrowers shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures would exceed the total Revolving Loan Commitments and (C) the aggregate principal amount of all Foreign Revolving Loans at any time outstanding, shall not exceed sixty percent (60%) of the total of all the Revolving Lenders’ Revolving Loan Commitments as such commitments are reduced pursuant to this Section 2.07.
          (d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (c) of this Section no earlier than thirty (30) days and no later than three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Domestic Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Domestic Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Loan Commitments.
     SECTION 2.08 Repayment of Loans; Evidence of Debt.
          (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date.
          (b) The Domestic Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender, (i) principal payments of $1,000,000 quarterly during the term hereof, payable on the last Business Day of each quarter with the first such payment due on or about June 30, 2010 and continuing at quarterly intervals thereafter, and (ii) the then aggregate unpaid principal amount of the Term Loans made to such Borrower on the Maturity Date.
          (c) To the extent that any dissolution of the Joint Venture results in cash payments to any Obligor in consideration of its assets in the Joint Venture, either by BGP or a third party purchaser of such assets, each Borrower agrees to use said proceeds to repay the Term Loan and, if the Term Loan is fully repaid, to repay the Revolving Loan (and concurrently therewith the Revolving Loan Commitment shall automatically reduce in a like amount);
          (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type, the currency in which said Loan was made thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (f) Repayments of any Loan or any Borrowing shall be made in the same currency in which said Loan or Borrowing was advanced by the Lenders.
          (g) If at any time Administrative Agent notifies (i) the Domestic Borrower in writing that the amount of all Domestic Revolving Loans outstanding exceeds the Revolving Loan Commitments then in effect with respect to Domestic Revolving Loans pursuant to Section 2.01(b) or (ii) the Foreign Borrower in writing that the amount of all Foreign Revolving Loans outstanding exceeds the Revolving Loan Commitments then in effect with respect to Foreign Revolving Loans pursuant to Section 2.01(c), or, in either case, the Equivalent Amount in an Alternative Currency, the applicable Borrower shall, within ten (10) days of such notice, either (at the applicable Borrower’s option) repay the applicable Loans or deposit cash in an account with the Administrative Agent until the end of the applicable Interest Period, in either case, in an aggregate amount sufficient to reduce such amount outstanding as of such date of payment such that amount outstanding does not exceed the Revolving Lenders’ Revolving Loan Commitments or an Equivalent Amount in an Alternative Currency.
          (h) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.
          (i) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note (each, a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit 2.08(g)

hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.09 Prepayment of Loans.
          (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to such Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
          (b) Each prepayment pursuant to Section 2.09 shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.
          (c) Each Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Eastern time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Eastern time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(d). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
     SECTION 2.10 Fees.
          (a) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount of the unused Revolving Loan Commitment of each Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates; provided that, if each Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Loan Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of each Revolving Lender’s Revolving Credit Exposure from and including the date on which its Revolving Loan Commitment terminates to but excluding the date on which each Revolving Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) Each Borrower shall pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which fee shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of each Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which each Revolving Lender’s Revolving Loan Commitment terminates and the date on which it ceases to have any LC Exposure and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum but in no event less than $500 on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day of such months, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.11 Interest.
          (a) Subject to Section 10.13, the Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans and any ABR Borrowing of the Term Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin for the Term Loans.
          (b) Subject to Section 10.13, the Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Revolving Loans and any Eurodollar Borrowing of the Term Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for the Term Loans.
          (c) The Loans comprising each Alternative Currency Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Revolving Loans.

          (d) Notwithstanding the foregoing, but subject to Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.
          (e) Subject to Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) Subject to Section 10.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing based on the Adjusted LIBO Rate:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the rate applicable to Alternative Currency Borrowings, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the rate applicable to Alternative Currency Borrowings, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or an Alternative Currency Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and if any Borrowing Request requests an Alternative Currency Borrowing, such request shall be deemed to be withdrawn; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

     SECTION 2.13 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or
     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement, Eurodollar Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Alternative Currency Loans (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then each Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered in connection with the Loans made to, or Letters of Credit issued for the account of, such Borrower.
          (b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time each Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered in connection with the Loans made to, or Letters of Credit issued for the account of, such Borrower.
          (c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. Each Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due from such Borrower on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that neither Borrower shall be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided still further, that no Lender shall seek compensation from either Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.
     SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Alternative Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or Alternative Currency Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Alternative Currency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan or the rate applicable to Alternative Currency Loans, as applicable, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.15 Taxes.
          (a) Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

          (b) Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, except as a result of the finding by a court of competent jurisdiction in a final, non-appealable order that said sums were imposed as a result of the willful misconduct or gross negligence of the Administrative Agent or Issuing Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. No Administrative Agent, Lender or Issuing Lender shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such Administrative Agent, Lender or Issuing Lender gives notice and demand thereof to such Borrower.
          (c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (e) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by either Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
          (f) Each Lender and Issuing Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.15; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the reasonable judgment of such Lender or Issuing Lender, such selection or change would be materially disadvantageous to such Lender and Issuing Lender.
     SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrower shall make each payment required to be made by it hereunder on Loans denominated in Dollars (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., Eastern time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim. Each Borrower shall make each payment of principal and interest required to be made by it hereunder on Loans denominated in an Alternative Currency at the place designated by the Administrative Agent in its notice therefor in such Alternative Currency. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 535 Madison Avenue, New York, New York 10022, Attention: Andrew Mao/Xin Wang, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.17 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          Each Borrower for itself and for its Subsidiaries represents and warrants to the Lenders that:
     SECTION 3.01 Organization. Each Obligor and its respective Subsidiaries (i) is duly organized, validly existing and if applicable, in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and if applicable, is in good standing, in each such jurisdiction other than any jurisdiction where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date the Obligors are qualified in each jurisdiction listed in Schedule 3.01. As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the Borrowers’ knowledge, threatened.
     SECTION 3.02 Authority Relative to this Agreement. Each Obligor has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of each Obligor that is a party thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     SECTION 3.03 No Violation. Except as set forth in Schedule 3.03, the Transactions will not:
          (a) result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of either Borrower or any other Obligor or any resolution adopted by the Board of Directors, shareholders, partners, members or managers of any Obligor;
          (b) result in the imposition of any Lien on any of the Equity Interests of any Obligor or any of its assets other than the Liens created under the Loan Documents;
          (c) result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement to which any Obligor or any of its respective Subsidiaries is a party, under which any Obligor or any of its respective Subsidiaries have rights or obligations or by which its properties or assets are bound or (ii) under any Governmental Approval held by, or relating to the business of either Borrower or any of its respective Subsidiaries, in each case that could reasonably be expected to have a Material Adverse Effect;
          (d) require any Obligor to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect or assign Liens created under the Loan Documents and (iii) consents, waivers, approvals, exemptions, authorizations other actions, filings and notices the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; or
          (e) violate any Law or Order applicable to any Obligor or by which its properties or assets may be bound, except where such violation could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.04 Financial Statements. The Domestic Borrower has previously furnished to the Administrative Agent the consolidated balance sheets of the Domestic Borrower and its Subsidiaries as of December 31, 2009, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the two years in the period ended December 31, 2009, the notes thereto and the related financial statement schedule (all as contained in the Domestic Borrower’s Annual Report on Form 10-K for the year ended December 31, 2009) (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Domestic Borrower as of their respective dates and the results of operations and cash flows of the Domestic Borrower for the periods ended on such dates in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to absence of footnotes and normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Materially Adverse Effect). Since December 31, 2009, there has been no change that would have a Material Adverse Effect.
     SECTION 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05, none of the Obligors or any of their respective Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Domestic Borrower pursuant to Section 4.01(g) or Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which any of the Obligor or any of its Subsidiaries is a party or otherwise subject, and (v) other Indebtedness permitted under Section 6.01.
     SECTION 3.06 Litigation. Schedule 3.06 briefly describes each action, suit or proceeding pending as of the Effective Date before any Governmental Authority or arbitration panel, or to the knowledge of the Borrowers or any of their Subsidiaries threatened, (A) involving the Transactions, or (B) against any Obligor or any of its Subsidiaries regarding the business or assets owned or used by the Borrowers or any of their Subsidiaries that, individually or in the aggregate, if in either case was adversely determined could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.07 Compliance with Law. Except as set forth in Schedule 3.07, (i) each Obligor and its respective Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) none of the Obligors or any of their respective Subsidiaries has received any notice of, nor does either of the Borrowers have knowledge of, the assertion by any Governmental Authority or other Person of any such violation or of any obligation of the Borrowers or any of their Subsidiaries to undertake any material remedial action under any Law.
     SECTION 3.08 Material Contracts. (i) The Domestic Borrower is not aware of any pending or threatened termination or cancellation of any Material Contract other than any such termination or cancellation contemplated by or in connection with the formation of the Joint Venture, (ii) none of the Obligors or any of their respective Subsidiaries nor, to the knowledge of either of the Borrowers, any other party to a Material Contract is in default thereunder in any material respect, and (iii) no other event has occurred and no other condition exists that, with notice or lapse of time or both, would constitute a material default by any Obligor or any of its respective Subsidiaries or, to the knowledge of either of the Borrowers, any other party under any Material Contract the result of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.09 Properties. Each Borrower and its respective Subsidiaries owns (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business. All such properties and assets are free and clear of all Liens except Permitted Liens. The properties of the Borrowers and their respective Subsidiaries in the aggregate are generally in good operating order, condition and repair, ordinary wear and tear excepted.
     SECTION 3.10 Intellectual Property.
          (a) Except as set forth in Schedule 3.10, (i) none of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights (the “Intellectual Property”) owned by the Borrowers or any of their respective Subsidiaries has been declared invalid or is the subject of a pending or, to the knowledge of such Borrower, threatened action for cancellation or a declaration of invalidity, and (ii) there is no pending judicial proceeding involving any claim, and neither of the Borrowers nor any of their respective Subsidiaries have received any written notice or claim, of any infringement, misuse or misappropriation of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party that, in either (i) or (ii) above, would reasonably be expected to cause a Material Adverse Effect. The rights of the Obligors and any of their respective Subsidiaries in the Intellectual Property are free and clear of any Liens other than Permitted Liens.
          (b) To the knowledge of the Borrowers, except as set forth in Schedule 3.10, the conduct by any Obligor or any of its respective Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11 Taxes. All tax returns and reports of any Obligor or any of its respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all Taxes imposed upon the Borrowers and their respective Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except, in each case, where such unpaid taxes are being contested in good faith and appropriate reserves made therefor. The Borrowers know of no proposed tax assessment against either Borrower or any of its respective Subsidiaries that is not being actively contested by such Borrower or such Subsidiary in good faith and by appropriate proceedings and which, if imposed, could reasonably be expected to result in a Material Adverse Effect; provided that, in any such case such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     SECTION 3.12 Environmental Compliance. In each case, except to the extent such condition or event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.12,

          (a) none of the Obligors or any of their respective Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability.
          (b) none of the Obligors or any of their respective Subsidiaries has received any notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability;
          (c) none of the Obligors or any of their respective Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;
          (d) there is no proceeding pending against any of the Obligors or any of their respective Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by the Borrowers or any of their Subsidiaries or otherwise used in connection with their respective businesses; and
          (e) neither Borrower has knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened Release) from, on or under any real property or facility owned or operated by any of the Obligors or any of their respective Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any applicable Environmental Law if reported to or discovered by the relevant Governmental Authority.
     SECTION 3.13 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any of the Obligors or any of their respective Subsidiaries pending or, to the knowledge of the Borrowers, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Domestic Borrower have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters which could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.14 Investment Company Status. Neither the Domestic Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.15 Insurance. As of the Effective Date, Schedule 3.15 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the Domestic Borrower or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders). All such insurance is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by any of the Obligors or any of their respective Subsidiaries and lists the Administrative Agent as an additional insured on liability policies and as a co-loss payee on property and casualty policies.

     SECTION 3.16 Solvency. With respect to the Domestic Borrower on a consolidated basis with its Subsidiaries, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loan, and with respect to each Guarantor, as of the Effective Date, (a) the fair market value of its assets will exceed its debts and liabilities; (b) the present fair saleable value of its property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) it will be able to pay its debts and liabilities as they become absolute and mature; and (d) it will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.
     SECTION 3.17 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.18 Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.19 Subsidiaries. Schedule 3.19 lists, as of the Effective Date (after giving effect to the consummation of the Joint Venture Transaction), for each Subsidiary of the Domestic Borrower, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.
     SECTION 3.20 Margin Stock. No part of any Borrowing shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the Borrowers nor any of their Subsidiaries are engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock.

No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board.
     SECTION 3.21 Works Council. There is no works council (ondernemingsraad) established by a Dutch Guarantor and no Obligor are in the process of establishing a works council, and no employees of any Obligor nor any organisations representing any Obligor’s employees have (i) requested that a works council be established or (ii) made a request to the district court, cantonal sector (arrondissementsrechtbank, sectie kanton) for the establishment of a works council and no Obligor is required under any collective labour agreement (collectieve arbeidsovereenkomst) or any other agreement to establish a works council. Consequently, there is no works council whose advise on any Obligor’s entry into the Loan Documents and the performance of the transactions thereunder must be sought pursuant to the Works Councils Act (Wet op de ondernemingsraden).
     SECTION 3.22 Foreign Assets Control Regulations. Neither the execution and delivery of Notes and the other Loan Documents by the Obligors nor the use of the proceeds of any Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) of the Anti-Terrorism Order or any enabling legislation or Executive Order relating to any of the same. Without limiting the generality of the foregoing, no Obligor or any of its respective Subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.
ARTICLE IV
Conditions
     SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) David L. Roland, Esq., general counsel of Borrowers, (ii) Mayer Brown LLP, New York counsel for the Borrowers and (iii) to the extent required by the Administrative Agent, foreign counsel, each in form reasonably satisfactory to the Administrative Agent.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrowers a Note payable to such Lender.
          (e) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Domestic Borrower hereunder to the extent that invoices have been provided to the Domestic Borrower in advance of the Effective Date.
          (f) All material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrowers and their Subsidiaries shall have been obtained and be in full force and effect.
          (g) The Lenders shall have received audited consolidated financial statements of the Domestic Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available.
          (h) The Administrative Agent shall have received each of the Security Documents from each applicable Obligor executed by such Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral free and clear of all Liens, other than Permitted Liens.
          (i) All membership and stock certificates of each Subsidiary of the Borrowers described on Annex 2 to the Security Agreements will be delivered to Administrative Agent together with related stock and membership powers executed in blank.
          (j) The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrowers and their Subsidiaries in each location reasonably requested by the Administrative Agent and the information disclosed in such reports shall be reasonably satisfactory to the Administrative Agent.
          (k) The Administrative Agent shall have received, to the extent obtainable using reasonable commercial efforts, acknowledgments from all of the parties that previously granted landlord lien waivers or subordination agreements in connection with the Prior Credit Agreement pursuant to which each such party acknowledges that the landlord lien waivers or subordination agreements delivered in connection therewith are still effective and for the benefit of the Administrative Agent executed by such landlords in a form reasonably satisfactory to the Administrative Agent.
          (l) The Lenders shall have received details of the legal and capital structure of the Borrowers which shall be reasonably satisfactory to the Lenders.

          (m) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that substantially simultaneously with the initial Borrowing the Indebtedness identified on Schedule 4.01(m) hereto will be paid in full.
          (n) The Administrative Agent shall have received evidence of insurance coverage of the Borrowers and their Subsidiaries, which coverage shall be reasonably satisfactory to the Administrative Agent in all respects and shall name the Administrative Agent as an additional insured and as a mortgagee/co-loss payee on the liability and casualty insurance policies covering the Collateral.
          (o) The Administrator shall have received a certificate from an authorized officer of the Domestic Borrower, certifying that: (i) there have been no Material Adverse Change since the filing of the Domestic Borrower’s latest form 10-K with the U.S. Securities and Exchange Commission; (ii) no litigation is pending or threatened that could reasonably be expected to result in a Material Adverse Effect; (iii) all representations contained in the Credit Agreement are true and correct in all material respects; and (iv) no Default or Event of Default will exist upon the signing of the Loan Documents.
          (p) The Administrative Agent shall have received all information on the Borrowers required by the USA Patriot Act, as described further in Section 10.14 hereof.
          (q) The Domestic Borrower shall have opened demand deposit accounts with the Administrative Agent.
          (r) The Administrative Agent shall have received from BGP, in form and substance satisfactory to it, (i) a comfort letter, regarding the formation and operations of the Joint Venture and the financing and (ii) a guaranty agreement guarantying the full and final repayment of the Loans.
          (s) The Administrative Agent shall have received, for the benefit of itself and each Lender, a finance guaranty (internally) from China Merchants Bank Co, Ltd., satisfactory to it, on which it can call for payment of the Loans at any time following the occurrence and continuance of an Event of Default.
          (t) The Administrative Agent shall have received an executed agreement between BGP and the Domestic Borrower setting forth the agreement between said parties in regard to the obligation of the Joint Venture to guaranty the Loans and provide support for same with a finance guaranty to replace the one referenced in paragraph (r) above.
          (u) The Administrative Agent shall have received all documents and other items that it may reasonably request in writing relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

     SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrowers set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, that to the extent such representations and warranties were made as of a specific date, the same shall be required to remain true and correct in all material respects as of such specific date.
          (b) No Material Adverse Effect shall have occurred since the date of the most recent Borrowing.
          (c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Issuing Lender and the Administrative Agent shall have received a request for the issuance of a Letter of Credit as required by Section 2.04(b);
          (d) At the time of, and immediately after giving effect to, such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 4.02.
ARTICLE V
Affirmative Covenants
          Until the Revolving Loan Commitments and the Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (except as expressly permitted to extend past the Maturity Date pursuant to Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenants and agrees with the Lenders that:
     SECTION 5.01 Financial Statements. The Domestic Borrower will furnish to the Administrative Agent:
          (a) Within ten (10) days after the Domestic Borrower is required to file the same with the Commission, copies of the annual reports, quarterly reports and current reports containing financial statements and related financial information (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Domestic Borrower may be required to file with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; provided, that the posting of any of the above information on the website of the Borrower shall constitute delivery of same to the Administrative Agent; and provided further, that the foregoing shall not be deemed to require the Domestic Borrower to furnish any current reports filed with the Commission that consist solely or primarily of the Domestic Borrower’s public announcement that its quarterly financial results of operations and related financial information each fiscal quarter have been filed. If the Domestic Borrower is not required to file information, documents or reports pursuant to either of said Sections, then it shall provide such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13(a) of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
          (b) Within ninety (90) days following the end of each fiscal year of the Domestic Borrower and within sixty (60) days of the end of each of the first three (3) fiscal quarters of any fiscal year of the Domestic Borrower, a certificate of a Financial Officer of the Domestic Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14, 6.15 and 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect such change would have on the financial statements accompanying such certificate;
          (c) promptly after the same become available, copies of all proxy statements distributed by the Domestic Borrower to its shareholders generally concerning material developments in the business of the Domestic Borrower or any of its Subsidiaries;
          (d) promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrowers or any of their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case, in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of an executive officer of the Domestic Borrower, setting forth, in reasonable detail, such matter and the actions, if any, that such Obligor is required or proposes to take;
          (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request in order to enable the Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with; provided that the foregoing shall not be construed to expand the provisions of Section 5.06 with respect to annual audits; and

          (f) within ninety (90) days following the commencement of each fiscal year, the Domestic Borrower’s consolidated operating and capital expenditure budgets and cash flow forecast for such fiscal year (which shall include a projected consolidated balance sheet summary for the Domestic Borrower and its Subsidiaries as of the last day of such fiscal year and the related projected statements of consolidated income and cash flows for such fiscal year).
     SECTION 5.02 Notices of Material Events. The Domestic Borrower will furnish to the Administrative Agent and each Lender promptly and, in any event, within five (5) Business Days after acquiring knowledge thereof, written notice of the following:
          (a) the occurrence of any Default of which the Domestic Borrower has knowledge and the action that the Obligors are taking or propose to take with respect thereto;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding $10,000,000;
          (d) any default by the Borrowers or any of their Subsidiaries under any Material Contract that could reasonably be expected to have a Material Adverse Effect, together with a description of the nature of such default and any action taken or proposed to be taken with respect to such default; and
          (e) any other development with respect to either Borrower and its respective Subsidiaries that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Domestic Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each of its respective Subsidiaries to, do or cause to be done all things necessary to preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not allow or prohibit any merger, consolidation, liquidation or dissolution to the extent same is or is not permitted under Section 6.03.
     SECTION 5.04 Payment of Obligations. Each Borrower will, and will cause each of its respective Subsidiaries to, pay its obligations, including liabilities for Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.05 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, unless the failure to so keep, preserve, protect and maintain such property or the failure to make such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and shall cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
     SECTION 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its respective Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrowers will and will cause each of their Subsidiaries to permit the Administrative Agent to engage a third party auditor (after obtaining estimates from two auditors) to provide an audit of the type description in Section 4.01(g) if requested by the Administrative Agent at the expense of the Domestic Borrower; provided that such audits will be limited to once per calendar year unless an Event of Default exits or any such audit is not reasonably acceptable to Administrative Agent.
     SECTION 5.07 Compliance with Laws. Each Borrower will, and will cause each of its respective Subsidiaries to, comply with all Laws (including Environmental Laws as more fully set forth in Section 5.12, below) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08 Use of Proceeds and Letters of Credit. Each Borrower covenants and agrees that the proceeds of the Loans will be used only to (i) finance acquisitions and investments; (ii) pay the fees, expenses and other transaction costs of the Transactions; (iii) refinance existing Indebtedness; and (iv) in regard to the Revolving Loans only, fund working capital needs and general corporate purposes of each Borrower and its respective Subsidiaries. Each Borrower covenants and agrees that no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of such Borrower and its Subsidiaries relating to their respective lines of business as currently conducted.
     SECTION 5.09 Additional Guarantees and Security Documents.

          (a) Subject to the terms of Section 9.01(a), Domestic Borrower shall at all times cause all Material Domestic Subsidiaries and each Domestic Subsidiary that directly owns Equity Interests in any Material Domestic Subsidiary to be Guarantors and, in any event shall cause Domestic Subsidiaries that in the aggregate hold 85% or more of the domestic operating assets (excluding stock or securities in one or more Foreign Subsidiary) of the Domestic Borrower and its Domestic Subsidiaries, together with each Domestic Subsidiary that directly owns Equity Interests in any such Domestic Subsidiary, to be Guarantors. Foreign Borrower shall at all times cause all Material Foreign Subsidiaries and each Subsidiary that directly owns Equity Interests in any Material Foreign Subsidiary to be Guarantors of the Foreign Revolving Loans and the other Secured Obligations (as defined in the Foreign Security Agreement) and, in any event shall cause Foreign Subsidiaries that in the aggregate hold 85% or more of the foreign operating assets of the Foreign Borrower and its Foreign Subsidiaries, together with each Subsidiary that directly owns Equity Interests in any such Foreign Subsidiary, to be Guarantors of the Foreign Revolving Loans and the other Secured Obligations (as defined in the Foreign Security Agreement). To the extent required pursuant to the provisions of this Section 5.09, within thirty (30) days after the Domestic Borrower or the Foreign Borrower, as applicable, acquires or creates a new Material Domestic Subsidiary or Material Foreign Subsidiary, respectively, or a Domestic Subsidiary or Foreign Subsidiary becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary, respectively, the applicable Borrower or any or its respective Subsidiaries, as applicable, shall cause such Material Domestic Subsidiary or Material Foreign Subsidiary to execute a Joinder Agreement and shall, and shall cause such Material Domestic Subsidiary or Material Foreign Subsidiary to, deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section.
          (b) The Domestic Borrower covenants and agrees that the Security Agreements executed by the Domestic Borrower and the Domestic Guarantors create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in 85% of the aggregate domestic operating assets (excluding stock or securities in one or more Foreign Subsidiaries) of the Domestic Borrower and its Domestic Subsidiaries. In the event that the domestic Collateral granted by the Domestic Borrower and the Domestic Guarantors does not represent 85% of the aggregate domestic operating assets (excluding stock or securities in one or more Foreign Subsidiaries) of the Domestic Borrower and its Domestic Subsidiaries, then the Domestic Borrowers shall, and shall cause its Domestic Subsidiaries to, grant the Administrative Agent or its designee as security for the Obligations of the Domestic Borrower and the Domestic Guarantors a first-priority lien on additional domestic collateral not already subject to a Lien of the Security Agreements such that after giving effect thereto, the domestic Collateral will represent at least 85% of the aggregate domestic operating assets (excluding stock or securities in one or more Foreign Subsidiaries) of the Domestic Borrower and its Domestic Subsidiaries.
          (c) The Foreign Borrower covenants and agrees that the Security Agreements executed by the Foreign Borrower and the Foreign Guarantors create in favor of the Administrative Agent as security for the Foreign Revolving Loans and the other Secured Obligations (as defined in the Foreign Security Agreement), for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in 85% of the foreign operating assets of the Foreign Borrower and its Foreign Subsidiaries. In the event the foreign Collateral does not represent 85% of the aggregate foreign operating assets of the Foreign Borrower and its Foreign Subsidiaries, then the Foreign Borrower shall, and shall cause its Foreign Subsidiaries to, grant the Administrative Agent or its designee as security for the Obligations of the Foreign Borrower and the Foreign Guarantors a first-priority lien on additional foreign collateral not already subject to a Lien of the Security Agreements such that after giving effect thereto, the foreign Collateral will represent at least 85% of the aggregate foreign operating assets of the Foreign Borrower and its Foreign Subsidiaries.
     SECTION 5.10 Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, each Borrower shall, and shall cause each of their respective Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which would be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where such failure to comply would not reasonably be expected to result in a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.
     SECTION 5.11 Compliance With Agreements. Each Borrower shall, and shall cause its respective Subsidiaries to, comply in all respects with each material term, condition and provision of all Material Contracts except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that such Borrower or any such Subsidiary may contest any such term, condition and provision of any Material Contracts in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
     SECTION 5.12 Compliance with Environmental Laws; Environmental Reports. In addition to and without limiting the generality of Section 5.07, each Borrower shall, and shall cause its respective Subsidiaries to, (i) comply in all respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any legally required Response in accordance with applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that neither of the Borrowers nor any of their respective Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

     SECTION 5.13 Maintain Business. Each Borrower shall, and shall cause each of its respective Subsidiaries to, continue to engage primarily in the business or businesses being conducted on the date of this Agreement and other reasonable expansions and extensions of such business.
     SECTION 5.14 Further Assurances. Each Obligor will, at its own cost and expense, execute, acknowledge and deliver all such further acts, documents and assurances (a) as may from time to time be reasonably necessary or as the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the Transactions, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders, or the Administrative Agent for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof).
     SECTION 5.15 Commercial Banking Services.
          (a) To the extent that the Domestic Borrower shall at any time have cash on hand in accounts maintained with financial institutions other than the Administrative Agent in excess of $20,000,000 for three (3) consecutive Business Days, the Domestic Borrower shall promptly transfer into an account maintained with the Administrative Agent all of such excess cash up to a maximum of (i) the sum of the aggregate Revolving Commitments then in effect plus the aggregate principal amount of the Term Loans then outstanding, minus (ii) $20,000,000, provided that the Domestic Borrower shall have the use of and access to, and may at any time and from time to time direct the payment or transfer of, any such cash maintained with the Administrative Agent at any time that an Event of Default shall not exist.
          (b) Foreign Borrower will not allow the sum total of all bank deposits held by it or any of its Affiliates or Subsidiaries in the United Arab Emirates to be greater than $4,000,000 (or an equivalent amount in any other currency) and will establish and maintain a system to transfer all sums in excess of such limit to an account with a financial institution with which the Agent has a perfected security interest within three (3) local business days (defined as days on which commercial banks are generally open in Dubai).
          (c) Foreign Borrower will not allow the sum total of all bank deposits held by it or any of its Affiliates or Subsidiaries in Luxembourg to be greater than $1,000,000 (or an equivalent amount in any other currency) and will establish and maintain a system to transfer all sums in excess of such limit to an account with a financial institution with which the Agent has a perfected security interest within three (3) local business days (defined as days on which commercial banks are generally open in Luxembourg).
     SECTION 5.16 Post Closing Covenants. Attached hereto on Schedule 5.16 are certain items that the parties hereto have agreed will be completed after the Closing Date (the “Post Closing Covenants”). In the event that any of the Post Closing Covenants are not satisfied by the date set forth for completion of such Post Closing Covenants indicated on Schedule 5.16, it shall be an Event of Default hereunder, and the Administrative Agent and Lenders shall be entitled to exercise their remedies hereunder and under the other Loan Documents.

     SECTION 5.17 Pledge of Dubai Assets. In addition to, but not in limitation of, Section 3.05 of the Foreign Security Agreement, to the extent that Foreign Borrower or any Foreign Guarantor acquires title to any material amount of equipment, inventory or other tangible property that is physically located in Dubai, Foreign Borrower or such Foreign Guarantor shall promptly notify the Administrative Agent and, if requested by the Administrative Agent, at the sole expense of the Foreign Borrower or such Foreign Guarantor, promptly execute and deliver, and to assist to the extent requested, in filing and recording, all further agreements, assignments, instruments, documents and certificates and take all further action that may be reasonably necessary or reasonably desirable as determined by the Administrative Agent, or that the Administrative Agent may reasonably request, in order to grant and perfect a security interest in such items (including the delivery of possession of any Collateral physically located in Dubai that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Lenders); provided that the foregoing covenant shall not apply to any equipment, inventory or other tangible property held by, or under the control of, Oilfield Supply Center.
ARTICLE VI
Negative Covenants
          From and after the date on which the Prior Credit Agreement has been terminated and until the Revolving Loan Commitments and the Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (except as expressly permitted to extend past the Maturity Date pursuant to Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenants and agrees with the Lenders that:
     SECTION 6.01 Indebtedness. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions and refinancings hereof or thereof;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 including all renewals and extensions thereof so long as the amount of such Indebtedness is not increased in connection therewith and any such renewals or extension are on terms that are not significantly less favorable to the applicable Obligor than the original Indebtedness;
          (c) Indebtedness of a Borrower to any Subsidiary and of any Subsidiary to a Borrower or any other Subsidiary, provided that each Borrower hereby acknowledges and agrees for itself and on behalf of its respective Subsidiaries that any such Indebtedness owed by an Obligor to a Subsidiary that is not an Obligor shall be, and hereby is made, expressly subordinate to the Obligations;
          (d) Indebtedness of a Borrower or any of its Subsidiaries under any Swap Agreement entered into by such Borrower or such Subsidiary in compliance with Section 6.06;

          (e) Guarantees by a Borrower of Indebtedness of any Subsidiary and by any Obligor of Indebtedness of any of other Obligor to the extent such Indebtedness is otherwise permitted hereunder;
          (f) Capital Lease Obligations that, in the aggregate do not exceed at any time outstanding $33,000,000;
          (g) the Existing Letters of Credit (as shown on Schedule 1.01A) and additional letters of credit and/or bank guarantees issued in the ordinary course of business by a financial institution other than a the Issuing Lender or any Lender if the Domestic Borrower has reasonably determined that neither the Issuing Bank nor any other Lender is able to issue such letter of credit or bank guaranty up to a maximum total for all such letters of credit of $15,000,000;
          (h) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) none of the properties of the Borrowers or any of their respective other Subsidiaries is bound with respect to such Indebtedness, and (iii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $33,000,000;
          (i) Indebtedness of a Borrower or any of its Subsidiaries secured by Liens permitted by clause (u) of the definition of “Permitted Liens” up to but not exceeding at any one time outstanding $33,000,000;
          (j) Indebtedness of the Domestic Borrower to BGP arising out of any agreement of reimbursement, indemnity or similar arrangement given in connection with the guaranty of BGP to the Lenders referenced in Section 4.01(r) hereof, up to the maximum principal amount of BGP’s liability to the Lenders under said guaranty;
          (k) Subordinated Indebtedness;
          (l) Indebtedness arising on account of deferred charges, deferred workers compensation liabilities, or deferred employee medical liabilities;
          (m) any financed insurance premiums;
          (n) indemnities and surety obligations in the ordinary course of business;
          (o) other unsecured Indebtedness of a Borrower or any of its Subsidiaries in an aggregate principal amount not exceeding at any time outstanding (i) $33,000,000; and
          (p) Indebtedness under the ION/ICON Guaranty.
     SECTION 6.02 Liens. The Borrowers will not, and will not permit any their respective direct or indirect Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or rights in respect of any thereof, except for Permitted Liens.

     SECTION 6.03 Fundamental Changes. The Borrowers will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
          (a) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation;
          (b) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary provided that the Domestic Borrower or the Foreign Borrower, as applicable, and such surviving entity shall thereafter comply with Section 5.09 to the extent required thereby; provided further that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05;
          (c) any Material Subsidiary may liquidate or dissolve if the net proceeds of such liquidation, if any, inure to the benefit of a Borrower or another Material Subsidiary and any other Subsidiary may liquidate or dissolve if the net proceeds of such liquidation, if any, inure to the benefit of a Borrower or another Subsidiary, and, in each case, the Domestic Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Domestic Borrower and is not materially disadvantageous to the Lenders; and
          (d) Borrowers or any Subsidiary may merge or consolidate with any other Person if in the case of a merger or consolidation of either Borrower, such Borrower is the surviving corporation, and, in any other case, the surviving corporation is a wholly-owned Subsidiary and such Subsidiary shall have assumed and ratified all obligations of any Subsidiary involved in such merger pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, provided that the Domestic Borrower or the Foreign Borrower, as applicable, and such surviving entity shall thereafter comply with Section 5.09 to the extent required thereby.
     SECTION 6.04 Asset Sales. The Borrowers will not, and will not permit any of their respective Subsidiaries to, make any Asset Sale except for:
          (a) inventory or other assets sold in the ordinary course of business;
          (b) sales, transfers, leases or other dispositions of assets to any Borrower or to another wholly-owned Subsidiary provided that after giving effect to any such sale, transfer, lease or other disposition, the Borrowers and their Subsidiaries shall thereafter comply with Section 5.09 to the extent required thereby;
          (c) obsolete, worn out or surplus equipment and miscellaneous property;
          (d) sales, exchanges and transfers of Permitted Investments;
          (e) transfers of condemned property to the respective Governmental Authority that has condemned such property (whether by deed in lieu of condemnation, (dation en paiement), or otherwise), and transfers of property that has been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
          (f) licenses and sublicenses by a Borrower or any Subsidiary of software, trademarks or other Intellectual Property in the ordinary course of business and which do not materially interfere with the business of such Borrower or Subsidiary;
          (g) Asset Sales contemplated by the Joint Venture Transaction; and
          (h) any Asset Sale in an aggregate amount not to exceed in any fiscal year the greater of ten percent (10%) of Net Worth measured as of the end of the previous fiscal year, and in no event to exceed twenty percent (20%) of Net Worth in total over the term hereof (inclusive of all previously concluded such Asset Sales), measured as of the end of the fiscal year ending immediately prior the year in which such measurement is made, so long as after giving effect to such Asset Sale, the Domestic Borrower is in pro forma compliance with the covenants in Sections 6.14, 6.15 and 6.16; provided, that until the full and final repayment of all of the Term Loan, the Lenders shall be deemed to have consented to Asset Sales in excess of the foregoing amounts so long as 100% of the net cash proceeds of all such Asset Sales are used to prepay the Term Loans and, following the repayment in full of the Term Loans to prepay Revolving Loans (and to reduce the Revolving Loan Commitment by an equivalent amount of any such prepayment of Revolving Loans).
     SECTION 6.05 Investments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, make an Investment in any other Person, except:
          (a) Permitted Investments;
          (b) intercompany loans or advances to the extent permitted under Section 6.01;
          (c) guarantees constituting Indebtedness permitted by Section 6.01;
          (d) Swap Agreements to the extent permitted under Section 6.06;
          (e) Subject to the provisions of the last paragraph of this Section 6.05, so long as there is at least $25,000,000 in unused Revolving Loan Commitments, exclusive of outstanding Letters of Credit, prior to giving effect to such Investment, Investments in Subsidiaries in the same or similar line of business as the Borrowers and their Subsidiaries, or in other entities that do not constitute Subsidiaries, so long as such Investments do not exceed thirty five percent (35%) of Net Worth in total (measured as of the time of such Investment) during the term hereof, provided, if such additional amount is funded by new equity issuances in Domestic Borrower, such Investments do not exceed fifty percent (50%) of Net Worth (measured as of the time of such Investment) during the term hereof; further provided that, to the extent Borrowers and their Subsidiaries thereafter divests all or any portion of any such Investment, availability to make Investments under this Section 6.05(e) shall be increased by the aggregate amount of the net cash proceeds received by the Borrowers and their Subsidiaries in respect of such divestiture;
          (f) Investments existing on the date hereof and described in Schedule 6.05;

          (g) Investments consisting of extensions of credit, commercial trade credit, prepayments, security deposits or similar transactions entered into in the ordinary course of business;
          (h) Investments by Domestic Borrower or wholly-owned Subsidiaries in (other) wholly-owned Subsidiaries;
          (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (j) the extension of commercial trade credit in connection with the sale of inventory in the ordinary course of business;
          (k) Indebtedness or other non-cash consideration received by Borrower or its Subsidiaries in connection with dispositions permitted under this Agreement;
          (l) Investments in cash and cash equivalents; and
          (m) Investments in the Joint Venture.
          Anything herein to the contrary notwithstanding, the Investments permitted in clause (e) of this Section 6.05 are further subject to the following: (i) No Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to each such Investment; (ii) Domestic Borrower and its respective Subsidiaries are in compliance with the covenants in Sections 6.14, 6.15 and 6.16 both before and immediately after giving effect to each such Investment; (iii) any entity to be acquired shall be engaged in a business similar or complementary to the line of business of the Domestic Borrower or its Subsidiaries and any assets to be acquired shall be used or useful in such types of business; (iv) if such Investment or acquisition involves a merger or consolidation any Borrower or any Guarantor; such Borrower or Guarantor shall be the surviving person and no Change of Control shall have been effected thereby; (v) if the transaction involves the acquisition of a new operating subsidiary of a Borrower, such subsidiary shall thereafter be joined as an additional Domestic Guarantor or Foreign Guarantor, as applicable, pursuant to a Joinder Agreement, all in accordance with the terms of Section 5.09 to the extent required; and (vi) the applicable Borrower shall deliver written notice of such proposed acquisition to the Administrative Agent, which notice shall include the proposed date of the acquisition, not less than ten (10) Business Days prior to the proposed closing date; and
     SECTION 6.06 Swap Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into to: (a) hedge or mitigate raw material and supply cost risks to which any Borrower or any or its respective Subsidiaries has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests of any Borrower or any of its respective Subsidiaries), (b) cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any or its respective Subsidiaries, or (c) mitigate foreign exchange or currency risk in connection with any obligation of any Obligor incurred in connection with the operation of its business in each case, in connection with the management of risk in the ordinary course of Borrower’s business and not for speculative purposes.
     SECTION 6.07 Restricted Payments and Subordinated Indebtedness. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, any Restricted Payment or make any principal payments on any Subordinated Indebtedness, except:
          (a) the Domestic Borrower may declare and make Restricted Payments with respect to its Equity Interests payable either (i) in additional shares of its common stock (ii) in cash, with the prior written consent of the Administrative Agent, in its sole discretion, or (iii) in regard to repurchases of the Equity Interests of the Domestic Borrower only, but not dividends to shareholders or any other type of Restricted Payment, so long as (Y) such repurchases in any year do not exceed (A) twenty five percent (25%) of Consolidated Net Income of Domestic Borrower for Domestic Borrower’s most recently completed fiscal year for which the financial statements required under Section 5.01(a) have been delivered minus, (B) the amount of any cash dividends already paid during such year (after permission is received in regard to such payment) pursuant to (ii), above and (Z) no Event of Default exists at the time of such repurchase or would exist after giving effect thereto;
          (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
          (c) the Domestic Borrower may make Restricted Payments pursuant to and in accordance with stock option plans and restricted stock plans or other equity compensation or benefit plans for management or employees of the Domestic Borrower and its Subsidiaries;
          (d) Domestic Borrower is permitted to declare, pay or make all dividends, redemptions or distributions (whether in cash or stock) (i) in respect of its Convertible Preferred Stock, and (ii) and in respect of shares of any and all additional series of Domestic Borrower’s preferred stock issued in accordance with the terms of Section 1(c) of that certain Agreement dated as of February 15, 2005 between Input/Output, Inc. and Fletcher International, Ltd., (as amended through the Effective Date) and having terms substantially the same as the Convertible Preferred Stock, except as provided under such Purchase Agreement and in the certificate of rights and preferences with respect to such additional series of preferred stock;
          (e) the Domestic Borrower shall be permitted to (1) declare, issue and distribute to the holders of the Domestic Borrower’s Equity Interest rights to purchase shares of Domestic Borrower’s Series A Junior Participating Preferred Stock (or shares of Domestic Borrower’s, or its successor’s, Common Stock issued upon occurrence of a “Triggering Event” pursuant to the Rights Agreement) issued in accordance with the terms of that certain Rights Agreement dated as of December 30, 2008 (the “Rights Agreement”), (2) make Restricted Payments payable in cash (A) in connection with any redemption of such rights in accordance with the term of the Rights Agreement or (B) in lieu of issuance of fractional interests, in each case, to the extent required pursuant to the terms of the Series A Junior Participating Preferred Stock or such Rights Agreement, provided that such cash Restricted Payments shall not exceed

$500,000 in the aggregate in the case of both (A) and (B) above, and (3) make any and all non cash Restricted Payments required pursuant to the terms of the Series A Junior Participating Preferred Stock or such Rights Agreement.
     SECTION 6.08 Transactions with Affiliates. The Borrowers will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any holder of five (5%) or more of its Equity Securities or any of its Affiliates, except:
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) transactions between or among the Borrowers and their Subsidiaries and between and among any Subsidiaries;
          (c) any Restricted Payment permitted by Section 6.07 or as otherwise permitted hereunder;
          (d) reasonable compensation and reimbursement of expenses paid to members of the boards of directors of the Domestic Borrower or its Subsidiaries;
          (e) indemnities in favor of any officer or director of the Domestic Borrower pursuant to the organizational documents of the Domestic Borrower or statutory provisions;
          (f) any employee benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;
          (g) any charitable contribution, grant or endowment by the Domestic Borrower or any Subsidiary to a charitable organization, foundation or university at which an Affiliate’s only relationship is as a sponsor, donor, volunteer, employee or a director, regent or similar position;
          (h) transactions described on Schedule 6.08;
          (i) any Investment permitted by Section 6.05; and
          (j) transactions between or among Affiliates of the Borrowers permitted by Section 6.04.
     SECTION 6.09 Restrictive Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its respective Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is an Obligor) or to make or repay loans or advances to such Borrower or any Guarantor or to guarantee Indebtedness of such Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions contained in the ION/ICON Guaranty.
     SECTION 6.10 Constitutive Documents. The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend its charter or by-laws or other constitutive documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same.
     SECTION 6.11 Nature of Business. The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, engage in any business that is substantially different from the businesses of the types conducted by the Borrowers and their Subsidiaries on the Effective Date and businesses reasonably related thereto.
     SECTION 6.12 Sales and Leasebacks. Except for transactions permitted under Section 6.04(b) and those transactions described on Schedule 6.12, the Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) any Borrower or any of its respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than any Borrower or any or its respective Subsidiaries) or (ii) any Borrower or any of its respective Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Borrower or such Subsidiaries to any Person (other than any other Borrower or any other Subsidiaries of such Borrower) in connection with such lease.
     SECTION 6.13 Changes in Fiscal Year. The Domestic Borrower and its Subsidiaries shall not change the end of their fiscal year to a date other than December 31.
     SECTION 6.14 Minimum Fixed Charge Coverage Ratio. Commencing with the last day of the fifth fiscal quarter to begin after the Effective Date and for each fiscal quarter thereafter, the Domestic Borrower and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio to be less than 1.125 to 1.0.

     SECTION 6.15 Maximum Leverage Ratio. Commencing with the last day of the fifth fiscal quarter to begin after the Effective Date and for each fiscal quarter thereafter, the Domestic Borrower and its Subsidiaries shall not permit the Leverage Ratio to exceed 3.25 to 1.0.
     SECTION 6.16 Minimum Tangible Net Worth. Commencing with the last day of the fifth fiscal quarter to begin after the Effective Date and for each fiscal quarter thereafter, the Domestic Borrower and its Subsidiaries shall maintain a minimum Tangible Net Worth of not less than 60% of the Tangible Net Worth as of the last day of the first quarter following the date of the formation of the Joint Venture; provided, however, that the first $25,000,000 in write downs (if any) in the value of the multi-client data library (the “MCDL”), in the aggregate during the term of this Agreement (the “Write Down Availability”), shall not reduce the Tangible Net Worth for a period of twelve (12) months following such write down and at the end of such twelve-month period, the Tangible Net Worth shall be reduced by the excess of the amount of such write down over the amount of all investments in the MCDL during such twelve-month period (the “Reinvestments”), and the Write Down Availability shall be replenished by the amount of the Reinvestments; provided, however, that the Write Down Availability shall not exceed $25,000,000.
     SECTION 6.17 Foreign Assets Control Regulations. Neither of the Borrowers nor any Guarantor shall use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same. Without limiting the foregoing, neither of the Borrowers nor any Guarantor will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order of (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by such Obligor or who (after such inquiry as may be required by Applicable Law) should be known by such Obligor to be a blocked person.
ARTICLE VII
Events of Default and Remedies
     SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) any Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect (provided such materiality qualifier shall not apply in instances where a specific representation contains a materiality or Material Adverse Effect qualifier);
          (d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the Domestic Borrower’s existence) or 5.08 or in Article VI (other than those referenced in (e) and (f), below);
          (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) the date on which such failure first became known to any officer of such Borrower or (ii) notice of such failure from the Administrative Agent;
          (f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or the ION/ICON Guaranty, when and as the same shall become due and payable after giving effect to any applicable grace period.
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrowers or any of the Borrowers’ Subsidiaries, BGP, the Joint Venture, or the debts of any of said parties, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or any of their Subsidiaries or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrowers or any of the Borrowers’ Subsidiaries, BGP or the Joint Venture shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or any of their Subsidiaries or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrowers or any of their Subsidiaries shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount (exclusive of amounts fully covered by valid and collectible insurance in respect thereof subject to customary deductibles or fully covered by an indemnity with respect thereto reasonably acceptable to the Required Lenders) in excess of $20,000,000 shall be rendered against any of the Borrowers or their Subsidiaries or any combination thereof and the same shall remain undischarged or unstayed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of such Borrower or such Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (m) any Loan Documents or any material provision thereof shall at any time cease to be in full force and effect, except expressly in accordance with the terms of the Loan Documents or a proceeding shall be commenced by the Borrowers or any of their Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
          (n) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender, including without limitation the expiration of an UCC financing statements or other instruments necessary to perfect the Administrative Agent’s Lien in the Collateral;
          (o) the occurrence of any Change of Control; or
          (p) any termination of a Lender Swap Agreement by a Lender (or its Affiliate) counterparty thereto following a default thereunder, requiring a Borrower or any Guarantor, as applicable, to pay to said counterparty more than $5,000,000;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Loan Commitments, and thereupon the Revolving Loan Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event described in clause (h) or (i) of this Section 7.01, the Revolving Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrowers, (iii) increase the rate of interest charged on all Loans to the Default Rate (after the acceleration thereof), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral). All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied as set forth in the Security Agreements.
     SECTION 7.02 Cash Collateral. In addition to the remedies contained in Section 7.01, upon the occurrence and continuance of any Event of Default, the Borrowers shall pay after receipt of the notice required under Section 2.04(j) to the Administrative Agent cash collateral for outstanding Letters of Credit in such amounts and at such times as contemplated by Section 2.04(j).
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent to act under any Foreign Security Agreement in its own name, for the benefit and on behalf of the Lenders.
          The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE AGENTS BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related

Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers, assuming no Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent with the consent of the Borrowers, assuming no Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, which shall be any Lender or a bank with an office in New York, New York or Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Guarantee
     SECTION 9.01 The Guarantee. (a) (i) Each Domestic Guarantor the assets of which are all or substantially all comprised of stock or securities in one or more Foreign Subsidiary hereby jointly, severally, unconditionally and irrevocably with every other such Domestic Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Foreign Revolving Loans, and the full and punctual payment of all other Secured Obligations (as defined in the Foreign Security Agreement) payable by the Foreign Borrower and any Foreign Guarantor under the

Loan Documents or any Lender Swap Agreement to which the Foreign Borrower or any Foreign Guarantor is a party, as applicable. Upon failure by the Foreign Borrower or any Foreign Guarantor to pay punctually any such amount, each such Domestic Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents or under the applicable Lender Swap Agreement.
     (ii) Each Domestic Guarantor the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiary hereby jointly, severally, unconditionally and irrevocably with every other such Domestic Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Foreign Revolving Loans and the Domestic Loans, and the full and punctual payment of all other Secured Obligations (as defined in the applicable Security Agreement) payable by either Borrower or any other Guarantor under the Loan Documents or any Lender Swap Agreement to which either Borrower or any Guarantor is a party, as applicable. Upon failure by either Borrower or any other Guarantor to pay punctually any such amount, each such Domestic Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents or under the applicable Lender Swap Agreement.
     (iii) The Guarantee contained in clauses (i) and (ii) of this paragraph is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against, as applicable, the Domestic Borrower, the Foreign Borrower, the Foreign Guarantors, the Domestic Guarantors or any other Person or any Collateral. Each Domestic Guarantor agrees that, as between such Domestic Guarantor and the Lenders, the Obligations of, as applicable, the Domestic Borrower, the Foreign Borrower, the Foreign Guarantors or the other Domestic Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Domestic Borrower or the Foreign Borrower and that in the event of a declaration or attempted declaration, the Obligations of, as applicable, the Domestic Borrower, the Foreign Borrower, the Foreign Guarantors and the other Domestic Guarantors shall immediately become due and payable by each Domestic Guarantor for the purposes of this Guarantee.
          (b) (i) Each Foreign Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Foreign Revolving Loans, and the full and punctual payment of all other Secured Obligations (as defined in the Foreign Security Agreement) payable by the Foreign Borrower or any other Foreign Guarantor under the Loan Documents or any Lender Swap Agreement to which the Foreign Borrower or any Foreign Guarantor is a party, as applicable. Upon failure by the Foreign Borrower or any other Foreign Guarantor to pay punctually any such amount, each Foreign Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents or under the applicable Lender Swap Agreement. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Foreign Borrower, the Foreign Guarantors, or any other Person or any Collateral. The Foreign Guarantors agree that, as between the Foreign Guarantors and the Lenders, the Obligations of the Foreign Borrower and the other Foreign Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Foreign Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Foreign Borrower and the other Foreign Guarantors shall immediately become due and payable by each Foreign Guarantor for the purposes of this Guarantee.
          (ii) In further limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, the payment undertaking of any Luxembourg Guarantor for the obligations of any Obligor which is not a Subsidiary of such Luxembourg Guarantor shall be limited at any time, to an aggregate amount not exceeding ninety-five per cent (95%) of the greater of :
(1) the Luxembourg Guarantor’s own funds (“capitaux propres”) and the debt owed by such Luxembourg Guarantor to any of its direct or indirect shareholders, as determined by Article 34 of the Luxembourg law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, as at the date of this Agreement;
(2) the Luxembourg Guarantor’s own funds (“capitaux propres”) and the debt owed by such Luxembourg Guarantor to any of its direct or indirect shareholders, as determined by Article 34 of the Luxembourg law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, as at the date the guarantee is called.
          The above limitation shall not apply to any amounts borrowed under any Loan and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any of its Subsidiaries.
          (c) The Domestic Borrower hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Foreign Revolving Loans, and the full and punctual payment of all other Secured Obligations (as defined in the Foreign Security Agreement) payable by the Foreign Borrower or any Foreign Guarantor under the Loan Documents or any Lender Swap Agreement to which the Foreign Borrower or any Foreign Guarantor is a party, as applicable. Upon failure by the Foreign Borrower or any Foreign Guarantor to pay punctually any such amount, the Domestic Borrower shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents or under the applicable Lender Swap Agreement. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Foreign Borrower, the Foreign Guarantors, or any other Person or any Collateral. The Domestic Borrower agrees that, as between the Domestic Borrower and the Lenders, the Obligations of the Foreign Borrower and the Foreign Guarantors

may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Foreign Borrower and that in the event of a declaration or attempted declaration, the Obligations of the Foreign Borrower and the Foreign Guarantors shall immediately become due and payable by the Domestic Borrower for the purposes of this Guarantee.
          (d) For the avoidance of doubt, it is the express intention of the Borrowers, the Guarantors, the Administrative Agent, the Issuing Lender and each Lender that nothing herein or in any other Loan Document shall constitute or be deemed to constitute an investment by a Foreign Subsidiary in “United States property” within the meaning of Section 956(c). Accordingly, each party hereto acknowledges and agrees that only the Domestic Guarantors the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiary have guaranteed the Obligations of the Domestic Borrower and the guarantees provided in this Article IX shall be construed and limited to give effect to such intention (provided that the foregoing shall not limit the guarantees of the Domestic Guarantors or the Domestic Borrower of the Foreign Revolving Loans or the other Obligations of the Foreign Borrower or its Foreign Subsidiaries). To the extent that any Domestic Guarantor that has guaranteed the Obligations of the Domestic Borrower holds stock or securities in one or more Foreign Subsidiaries, such Domestic Guarantor’s guarantee of the Domestic Borrower’s Obligations hereunder shall be (and hereby is) limited at all times to an amount equal to the sum of the fair market value of its domestic assets plus 65% of its stock or securities in such Foreign Subsidiary.
     SECTION 9.02 Guarantee Unconditional. The respective obligations of each Guarantor and the Domestic Borrower hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
          (a) any extension, renewal, settlement, compromise, waiver or release in respect of any Secured Obligation (as defined in the applicable Security Agreement) of either of the Borrowers or any other Guarantor under the Loan Documents or any Lender Swap Agreement, as applicable, by operation of law or otherwise;
          (b) any modification, amendment or waiver of or supplement to the Loan Documents or any Lender Swap Agreement;
          (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of either of the Borrowers or any other Guarantor under the Loan Documents or any Lender Swap Agreement, as applicable;
          (d) any change in the corporate existence, structure or ownership of the Borrowers or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of the Borrowers, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of either of the Borrowers or any other Guarantor contained in the Loan Documents or any Lender Swap Agreement, as applicable;

          (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against either of the Borrowers, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
          (f) any invalidity or unenforceability relating to or against either of the Borrowers or any other Guarantor for any reason of the Loan Documents or any Lender Swap Agreement, as applicable, or any provision of applicable law or regulation purporting to prohibit the payment by either of the Borrowers or any other Guarantor of the principal of or interest on any Loan or any other amount payable by either of the Borrowers or any other Guarantor under the Loan Documents or any Lender Swap Agreement, as applicable; or
          (g) any other act or omission to act or delay of any kind by either of the Borrowers, any other Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.
          Furthermore, notwithstanding that the Borrowers may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which such Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against such Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.
     SECTION 9.03 Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances . The obligations of each Guarantor and the Domestic Borrower hereunder shall remain in full force and effect until the Revolving Loan Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents or any Lender Swap Agreement, as applicable, shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents or any Lender Swap Agreement, as applicable, is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, the obligations of each of the Guarantors and the Domestic Borrower hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Domestic Guarantors under Section 9.01(a)(i) jointly and severally agree to indemnify each Foreign Revolving Lender, the Domestic Guarantors under Section 9.01(a)(ii) jointly and severally agree to indemnify each Domestic Lender and the Foreign Guarantors jointly and severally agree to indemnify each Foreign Revolving Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.
     SECTION 9.04 Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article IX, as well as any requirement that at any time any action be taken by any Person against the Borrowers or any other Guarantor or any other Person.
     SECTION 9.05 Subrogation. Each Domestic Guarantor under Section 9.01(a)(ii) shall be subrogated to all rights of the Domestic Lenders, the Administrative Agent and the holders of the Domestic Loans against the Domestic Borrower in respect of any amounts paid by such Domestic Guarantor pursuant to the provisions of this Article IX, and each of the Domestic Guarantors under Section 9.01(a)(i), the Foreign Guarantors and the Domestic Borrower shall be subrogated to all rights of the Foreign Revolving Lender the Administrative Agent and the holders of the Foreign Revolving Loans against the Foreign Borrower; provided that such Guarantor or the Domestic Borrower shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrowers under the Loan Documents or any Lender Swap Agreement, as applicable, shall have been paid in full. If any amount is paid to any Guarantor or the Domestic Borrower, as applicable on account of subrogation rights under these Guarantees at any time when all the Obligations have not been paid in full, the amount shall be held in trust for the benefit of the Domestic Lenders and the Foreign Revolving Lenders, as applicable, and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.
     SECTION 9.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents or any Lender Swap Agreement, as applicable, is stayed upon insolvency, bankruptcy or reorganization of the Domestic Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Domestic Guarantor under Section 9.01(a)(ii) for its respective Obligations described hereunder promptly following demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.
          If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents or any Lender Swap Agreement, as applicable, is stayed upon insolvency, bankruptcy or reorganization of the Foreign Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Domestic Guarantor under Section 9.01(a)(i), each Foreign Guarantor and the Domestic Borrower hereunder for its respective Obligations as described in this Article IX promptly following demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.
     SECTION 9.07 Instrument for the Payment of Money. Each Guarantor acknowledges that the Guarantees in this Article IX constitutes an instrument for the payment of money and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     SECTION 9.08 Limit of Liability. The obligations of each of the Guarantors and the Domestic Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     SECTION 9.09 Release upon Sale. Upon any sale of any Guarantor permitted by this Agreement, and, if required hereunder, payment to the Administrative Agent, for the prorata benefit of the applicable Lenders, of the proceeds of such sale, such Guarantor shall (a) be released from its obligations as a Guarantor hereunder, (b) all Liens, if any, securing such Guarantee shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the applicable Borrower and receipt by the Administrative Agent of a certificate from the applicable Borrower certifying no Default or Event of Default exists.
     SECTION 9.10 Benefit to Guarantor. Each Guarantor acknowledges that the Loans made to the Borrowers will be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted. The guarantee of any Dutch Guarantor shall be deemed to have been given only to the extent that such guarantee does not violate the prohibition on financial assistance contained in Sections 2:98c and 2:207c of the Dutch Civil Code (Burgerlijk Wetboek).
ARTICLE X
Miscellaneous
     SECTION 10.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, or email (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
if to the Borrowers, to:
ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042
Attention: Chief Financial Officer
Telecopy No.: 281-879-3674
Telephone No. (for confirmation): 281-879-3645

with a copy to:
Mayer Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002-2730
Attention: Tristan E. Propst
Telecopy No.: 713-238-4888
Telephone No.: 713-238-3000
if to a Guarantor, to it in care of the Borrowers;
if to the Administrative Agent, to:
China Merchants Bank, New York Branch
535 Madison Ave., 18th Floor
New York, New York 10022
Attention: Xin Wang
Telecopy No.: 212 753 1319
Telephone No. (for confirmation): 646 843 6855
with a copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Thomas J. Perich
Telecopy No.: 713-238-7175
Telephone No. (for confirmation): 713-220-4268
          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers or Guarantors therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
          (b) Except as otherwise provided herein, neither this Agreement nor the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.10 or Sections 2.16(b) or(c), in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold to the extent such sale is permitted or not prohibited hereunder, or (vii) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by the Credit Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be.
     SECTION 10.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the fees, charges and disbursements of one primary law firm as counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender for fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Lender and all other reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Each Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). It is agreed by the parties hereto that the indemnity obligations of the Domestic Borrower under the Commitment Letter are superseded to the extent described in this Agreement.

          To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure and unused Revolving Loan Commitments at the time.
          To the extent permitted by applicable Law, each of the Borrowers and each Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          All amounts due under this Section shall be payable promptly after receipt of a request therefore by any Borrower.
     SECTION 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Borrowers, provided that no such consent of the Borrowers shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment, an Affiliate of a Revolving Lender immediately prior to giving effect to such assignment, any Approved Fund or any commercial bank, or for an assignment of any Term Loan to an assignee that is a Term Loan Lender immediately prior to giving effect to such assignment, an Affiliate of a Term Loan Lender immediately prior to giving effect to such assignment or any commercial bank, or, if an Event of Default has occurred and is continuing, any other assignee, and
          (B) the Administrative Agent and, in the case of any assignment of Revolving Loans or Revolving Term Loan Commitments, the Issuing Lender, provided that no such consent shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Revolving Lender or an Affiliate of a Revolving Lender, in each case, with a Revolving Loan Commitment immediately prior to giving effect to such assignment or for an assignment of any Term Loan to an assignee that is a Term Loan Lender or an Affiliate of a Term Loan Lender, in each case, with Term Loans owing to it immediately prior to giving effect to such assignment;
     (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment or Loans, the amount of the Revolving Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and after giving effect to such assignment, the assigning Lender Revolving Loan Commitment or Loans shall not be less than $5,000,000 (which amount shall be in the aggregate in the event of simultaneous assignments to or by two or more Approved Funds) unless the Administrative Agent otherwise consents,
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of simultaneous assignments to or by two or more Approved Funds);
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Borrowers or Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws; and
          (E) prior to any assignment to an assignee that is not a Lender, the Lender making such an assignment shall first offer the assignment to the other Lenders who shall have five (5) Business Days to purchase the assignment on the same terms as are proposed to such non-Lender assignee.
     Section 10.04(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Revolving Loan Commitments or Loans.
     For the purpose of this Section 10.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is owned, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement, including all or a portion of its Revolving Loan Commitment and the Loans owing to it; provided (A) prior to the occurrence and continuance of an Event of Default hereunder, such participations may not be made to any Person that is not a commercial bank, (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. 10.04.To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers and each Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Loan Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Loan Commitments or the termination of this Agreement or any provision hereof.
     SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 10.08 Right of Setoff. Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Guarantor against any and all of the obligations of the Borrowers and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES).
          (b) EACH COMMERCIAL OR DOCUMENTARY LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (1993 VERSION), AND ANY AMENDMENT TO, OR SUCCESSOR OF, SUCH PUBLICATION (THE “UCP 600”) AND EACH STANDBY LETTER OF CREDIT SHALL BE GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES OF THE INSTITUTE OF INTERNATIONAL BANKING LAW (THE “ISP 98”), AND IN EITHER CASE, TO THE EXTENT NOT INCONSISTENT WITH THE UCP 600 OR THE ISP 98, THE LAWS OF THE STATE OF NEW YORK, AND IN THE EVENT THAT THE PROVISIONS OF THE UCP 600 OR THE ISP 98 CONFLICT WITH THE LAWS OF THE STATE OF NEW YORK, THEN TO THE EXTENT PERMITTED BY LAW, THE PROVISIONS OF THE UCP 600 OR THE ISP 98 SHALL CONTROL; PROVIDED THAT ANY LETTER OF CREDIT MAY BE GOVERNED BY SUCH OTHER LAW, CONVENTION OR PRACTICE, OR SUCH EXCEPTIONS AS THE BORROWERS MAY REASONABLY REQUEST IN THE RELATED LETTER OF CREDIT APPLICATION, SUBJECT TO THE APPROVAL OF THE ISSUING LENDER IN ITS SOLE DISCRETION.
          (c) THE BORROWERS AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWERS AND EACH GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (d) THE BORROWERS AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (e) THE BORROWERS HEREBY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”) WITH AN OFFICE ON THE DATE HEREOF OF 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE ON BEHALF OF THEM SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO EITHER BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, WITH A COPY TO SUCH PERSON AT ITS ADDRESS SPECIFIED HEREIN AND EACH BORROWER HEREBY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON THEIR BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWERS ALSO IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO THEM AND THEIR SUBSIDIARIES SPECIFIED HEREIN. THE BORROWERS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW.
          (f)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers or their Affiliates relating to the Borrowers and their Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of their Affiliates; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 10.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrowers and the Guarantors to a Lender, the Issuing Lender or the Administrative Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, such Issuing Lender or Administrative Agent limiting rates of interest which may be charged or collected by such Lender, such Issuing Lender or Administrative Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, the Issuing Lender or the Administrative Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Administrative Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:
          (a) the provisions of this Section shall govern and control;
          (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender, such Issuing Lender or such Administrative Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender, each Issuing Lender and the Agents herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrowers by such Lender, such Issuing Lender or such Administrative Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrowers);
          (c) all sums paid, or agreed to be paid, to such Lender, such Issuing Lender or such Administrative Agent for the use, forbearance and detention of the indebtedness of Borrowers to such Lender, such Issuing Lender or such Administrative Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender, such Issuing Lender or such Administrative Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;
          (d) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender, such Issuing Lender or such Administrative Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender, such Issuing Lender or such Administrative Agent pursuant to this Agreement or such other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, such Issuing Lender or such Administrative Agent pursuant to this Agreement or such other Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Administrative Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and
          (e) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender, such Issuing Lender or such Administrative Agent would cause such Lender to charge Borrowers a criminal rate of interest, the Lenders, the Issuing Lender and the Administrative Agent agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender, such Issuing Lender or such Administrative Agent, as applicable, and if received such affected Lender, such Issuing Lender or Administrative Agent will return such funds to Borrowers so that the rate of interest paid by Borrowers shall not exceed a criminal rate of interest from the date this Agreement was entered into.
     SECTION 10.14 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act. Borrowers acknowledge receipt of the Administrative Agent’s standard form notice regarding the foregoing.
     SECTION 10.15 Payment by Affiliates. The parties hereby agree and acknowledge that, notwithstanding the payment of the Loans to the Administrative Agent or the Lenders by an Affiliate of said Persons, including without limitation by China Merchants Bank Co., Ltd., such payment shall not constitute a payment on behalf of the Borrowers or the Guarantors, shall not extinguish the Obligations and shall not impact any of the liens or security interests granted under any of the Security Documents.
     SECTION 10.16 Final Agreement of the Parties. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOMESTIC BORROWER: ION GEOPHYSICAL CORPORATION, a Delaware corporation
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President, General Counsel & Corporate Secretary

FOREIGN BORROWER: ION INTERNATIONAL S.À R.L., a Luxembourg private limited liability company
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Category A Manager

[Signature page to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS: GX TECHNOLOGY CORPORATION, a Texas corporation
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Vice President & Secretary

[Signature page to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS:

ION EXPLORATION PRODUCTS (U.S.A.), Inc., a Delaware corporation
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Vice President & Secretary

[Signature page to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS: I/O MARINE SYSTEMS, INC., a Louisiana corporation
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Vice President & Secretary

[Signature page to Credit Agreement]

GUARANTOR OF FOREIGN LOANS: CONCEPT SYSTEMS LIMITED, a private limited company incorporated under the law of Scotland
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Director

Witnessed	By:	\s\ Debra A. Addington
		Name:	Debra A. Addington
Address: 2105 CityWest Blvd., Suite 400 Houston, TX 77042-2839

[Signature page to Credit Agreement]

GUARANTOR OF FOREIGN LOANS: CONCEPT SYSTEMS HOLDINGS LIMITED, a private limited company incorporated under the law of Scotland
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Director

Witnessed	By:	\s\ Debra A. Addington
		Name:	Debra A. Addington
Address: 2105 CityWest Blvd., Suite 400 Houston, TX 77042-2839

[Signature page to Credit Agreement]

GUARANTOR OF FOREIGN LOANS: EXECUTED AS A DEED BY: I/O CAYMAN ISLANDS, LTD., an Exempted Company incorporated in the Cayman Islands
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Director

[Signature page to Credit Agreement]

GUARANTOR OF FOREIGN LOANS: ION INTERNATIONAL HOLDINGS L.P., a Bermuda limited partnership
By:	ION Exploration Products (USA) Inc., a Delaware corporation, its General Partner

By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Vice President & Secretary

[Signature page to Credit Agreement]

GUARANTOR OF FOREIGN LOANS: SENSOR NEDERLAND B.V., a private company incorporated under the laws of The Netherlands
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Director

[Signature page to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER: CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH
By:	\s\ Hui Fang
	Name:	Hui Fang
	Title:	General Manager

By:	\s\ Chengyue Jiao
	Name:	Chengyue Jiao
	Title:	Deputy General Manager

[Signature page to Credit Agreement]